SECURITIES AND EXCHANGE COMMISSION
Washington, DC 10549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: July 26, 2007
(Date of earliest event reported)

Clarion Technologies, Inc.
(Exact name of Registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	0-24690 (Commission File No.)	91-1407411 (IRS Employer Identification No.)

4595 Broadmoor Ave. SE, Suite 200 Grand Rapids, Michigan (Address of Principal Executive Offices)	49512 (Zip Code)

616-233-6680
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[_]        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_]        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_]        Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_]        Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.     Entry Into a Material Definitive Agreement.

On July 26, 2007, The Huntington National Bank ("Huntington) and Clarion Technologies, Inc. ("Clarion") entered into a Loan Agreement ("Loan Agreement"). Pursuant to the Loan Agreement, Huntington loaned Clarion an aggregate $7,000,000 ("Loan"), the principal of which Loan is due and payable on April 15, 2009. Proceeds of the Loan are to be used for working capital purposes. On July 26, 2007, a portion of the proceeds were used to pay off JPMorgan Chase Bank N.A.'s outstanding loan to Clarion. The Loan is secured by a lien on all of Clarion's assets and is guaranteed (the "Guaranties") by certain guarantors (the "Guarantors"). As consideration for the Guaranties, the Guarantors (a) on July 26, 2007, converted $2,000,000 of the Class B Convertible Preferred Stock of Clarion held by them to $2,000,000 of senior subordinated debt, joining William Blair Mezzanine Capital Fund III, L.P. et al. as senior subordinated lenders to Clarion, (b) converted 500,000 shares of Class B Convertible Preferred Stock of Clarion held by them to 5,000 Class A Convertible Preferred Stock of Clarion and (c) acquired the right, upon Huntington's potential draw on the Guaranties, to convert $5,000,000 of Class A Convertible Preferred Stock of Clarion into $5,000,000 additional senior subordinated debt.

Also on July 26, 2007, Clarion entered into a Second Amended and Restated Senior Subordinated Loan Agreement with William Blair Mezzanine Capital Fund III, L.P. ("Senior Subordinated Loan Agreement"). No new funds were loaned. All prior defaults under the Senior Subordinated Loan Agreement were waived. The loan made pursuant to the Senior Subordinated Loan Agreement matures on June 30, 2009.

Also on July 26, 2007, Clarion executed an Amended and Restated Subordinated Secured Promissory Note ("Note") for the benefit of Electrolux Home Products, Inc. No new funds were loaned. All prior defaults under the Note were waived. The loan made pursuant to the Note matures on September 30, 2008.

Additional standard subordination agreements and ancillary other agreements were entered into among the lenders and Clarion.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: August 1, 2007	CLARION TECHNOLOGIES, INC. By: /s/ Robert Bronsink —————————————— Robert Bronsink Chief Financial Officer